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EXECUTION VERSION

ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT is entered into as of December 18, 2000 by and between CenterSpan Communications Corporation, an Oregon corporation ("CSCC") and debtor and debtor-in-possession Scour, Inc., a Delaware corporation ("Scour"), subject to the approval of the United States Bankruptcy Court, Central District of California (the "Court").

RECITALS

    A. Scour is engaged in the business of developing information location tools and providing other online services (the "Business"). Scour is a debtor and debtor-in-possession in In re Scour, Inc. (the "Caption"), case no. LA 00-38784-KM (the "Case"), a Chapter 11 case under the United States Bankruptcy Code, pending before the Court. References to Scour herein shall include references to Scour as debtor and debtor-in-possession and to Scour's bankruptcy estate in the Case.

    B. Subject to approval of the Court, CSCC desires to buy, and Scour desires to sell to CSCC, the Purchased Assets (as defined below) of Scour and to accept assignment of the Executory Contracts (as defined below) from Scour on the terms and conditions set forth in this Agreement. The parties acknowledge that CSCC may at its sole option effect the acquisition of the Purchased Assets through a wholly-owned subsidiary to be formed before the Closing.

    NOW, THEREFORE, in consideration of the foregoing recitals and the agreements, covenants and conditions contained herein the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

    1.01  Definitions.  For purposes of this Agreement the following terms shall have the following meanings:

    "Ancillary Agreements" shall mean all Bills of Sale, Assumption and Assignment Agreements, Patent Assignments, Trademark Assignments, Copyright Assignments, Domain Name Transfers and other instruments of transfer and agreements contemplated hereby to be executed and delivered by either party upon the Closing.

    "Approval Motion" shall mean Debtor's Motion for Order Authorizing Debtor To (1) Sell Assets Free and Clear of Liens, Claims and Interests Pursuant to Bankruptcy Code Sections 363(b), (f) and (m) and (2) Enter Into Asset Purchase Agreement with Listen.com, Inc. ("Listen") filed with the Court in the Case on or about November 17, 2000.

    "Assignment Motion" shall mean Debtor's Motion Pursuant to Bankruptcy Code Sections 365(a), 365(f) and 365(k) for Order Authorizing Debtor To Assume And Assign Executory Contracts to Listen, filed with the Court in the Case on or about November 17, 2000.

    "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, the Local Rules of the United States Bankruptcy Court for the Central District of California, and the operation and information requirements of the Office of United States Trustee applicable to proceedings before the Court.

    "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 3.01 at which the purchase and sale of the Purchased Assets will take place.

    "Closing Date" shall mean the date on which the Closing actually occurs.

    "Common Stock" shall mean the common stock of CSCC.

    "Code" shall mean the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq.

    "Customer" shall mean an individual who has registered with Scour at any of Scour's sites on the Internet as a user or who has used any of Scours Internet sites, the Software or Scour's services pursuant to an agreement with Scour.

    "Customer Data" shall mean all information obtained by Scour from any Customer through such individual's registration at any of Scour's Internet sites or in connection with such individual's use of any of Scour's Internet sites, the Software or Scour's services which information identifies the individual in any manner, including (but not limited to) such individual's name, email address, zip code, gender, age range, type of connection to the Internet and speed of connection.

    "Excluded Assets" shall mean the assets of Scour other than the Purchased Assets, as further described in Section 2.03.

    "Excluded Customer Data" shall mean all Customer Data other than the Special Customer Data including, but not limited to, and all Customer Data: (i) which relates to a Customer who has not indicated in a registration with Scour that he or she is 16 years of ago or older; (ii) which relates to any Customer's credit card information, banking relationships, credit history, buying profile, social security number, residential address, family membership or composition; or (iii) which relates to a Customer who has opted-out of transfer to CSCC of such Customer's Customer Data pursuant to the procedures set out in Section 6.06(a).

    "Governmental Unit" shall mean the United States; any state; commonwealth; district; territory; municipality or foreign state; and any department, agency or instrumentality (including but not limited to any regulatory or administrative authority or agency, court or arbitrational tribunal thereof) of the United States (but not a United States Trustee while serving as a trustee in a case under the Code), or any state, commonwealth, district, territory, municipality or foreign state; or other foreign or domestic government.

    "Order" shall mean the order of the Court to which this Agreement is attached as Exhibit 3 authorizing Scour to (1) assume and assign Executory Contracts to CSCC Sections 365(a), 365(f) and 365(k) of the Code, (2) sell substantially all of Scour's assets CSCC under Section 363 of the Code and (3) enter into an Asset Purchase Agreement relating to the foregoing.

    "Person" shall include any individual, partnership, limited liability company, corporation, estate, trust, other business entity or Governmental Unit.

    "Proceeding" shall mean any claim, action, suit, proceeding, arbitration, mediation or investigation, at law or in equity, by or before any Governmental Unit or before any arbitrational body including (but not limited to) the Case and the proceedings before the Court therein.

    "Procedures Order" shall mean that certain Order Establishing Sale Procedures and Authorizing Fees, entered by the Court in the Case on November 17, 2000.

    "Purchased Assets" shall have the meaning set forth in Section 2.02 below.

    "Scour Exchange" shall mean that aspect of the Business operated with the Scour Exchange Software which permits Customers to engage in peer-to-peer sharing of digital files over the Internet.

    "SEC" shall mean the U.S. Securities and Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Special Customer Data" shall mean only the following Customer Data in Scour's possession: (i) the Customer's name; (ii) the Customer's email address; (iii) the Customer's password or access information as used by Scour to permit access to Scour through any of its Internet sites by such Customer; (iv) the Customer's gender; (v) the Customer's age range; (vi) the Customer's zip Code; (vii) the type of connection the Customer has to the Internet and the speed of that connection, but only to the extent that the aforementioned Customer Data relates to a Customer (a) who has indicated in a registration with Scour that he or she was 16 years of age or older at the time of such registration; and (b) who has not opted-out of transfer to CSCC of such Customer's Special Customer Data pursuant to the procedures set out in Section 6.06(a).

Capitalized terms shall have the meanings set forth elsewhere in this Agreement. Any term used but not defined herein which is defined in the Code or the Bankruptcy Rules shall have the meaning set forth in the Code or the Bankruptcy Rules.

ARTICLE II

PURCHASE OF ASSETS

    2.01  Agreement to Sell and Purchase Assets.  Subject to the terms and conditions of the Order, Scour agrees to sell, assign, transfer and convey to CSCC at the Closing, and CSCC agrees to purchase and acquire from Scour at the Closing, all of Scour's right, title and interest in and to the Purchased Assets regardless of whether any such asset existed before the filing of the Case or was created thereafter.

    2.02  Purchased Assets Defined.  As used in this Agreement, the term "Purchased Assets" means, collectively, all of the assets, rights and properties of Scour described in the following paragraphs of this Section 2.02.

      (a) Software and Software Designs. All software products and programs owned, possessed, developed or under development by Scour or used in or, to be used in, the Business, including source and object code versions thereof, in all versions thereof, in any format and for all hardware platforms, software platforms and operating environments including (but not limited to) those described on Schedule 2.02(a), whether or not copyrights have been registered with respect to such software, but excluding all off-the-shelf, commercially available, third-party software products and programs used by Scour and specifically excluding the Oracle License Agreement (collectively, the "Software").

      (b) Software Tools and Environment. All software tools, development tools, testing tools, testing suites and environments owned, possessed, used, developed or under development by Scour or used in or, to be used in, the Business, including source and object code versions thereof in any format and for all hardware platforms, software platforms and operating environments including (but not limited to) those described on Schedule 2.02(b) (collectively, the "Tools") and any other software reasonably necessary to the completion or future development of the Software or Prototypes that is not commercially available from third parties, whether or not copyrights have been registered with respect to such tools.

      (c) Documentation. All specifications, requirements, designs, design drawings, schemes, schematics, diagrams, drafts, files, manuscripts, computer stored data, media, diskettes and other documentation depicting or specifying the designs and composition of the Software, Tools or Prototypes, all logs or access control mechanisms relating thereto, all documentation, manuals, instructions, descriptions, product literature, marketing literature and other supplemental materials related to, used in connection with or developed for use with, the Software, Tools or Prototypes, including (but not limited to) the documentation described on Schedule 2.02(c), whether or not copyrights have been registered with respect to such documentation (collectively, the "Documentation").

      (d) Prototypes. All prototypes and models of Software or Tools, whether or not finished, all work in process owned by Scour and to be used, or potentially to be used, in the Business including (but not limited to) those described on Schedule 2.02(d) (collectively, the "Prototypes").

      (e) Intellectual Property Rights. All of Scour's worldwide rights, claims and interests in or to any and all of the following (collectively, the "Intellectual Property"): (i) all patents and patent applications including (but not limited to) those set forth on Schedule 2.02(e) ("Patents"), (ii)  all trademarks (whether or not registered), trade names, trade dress, logos, service marks (whether or not registered), all registrations and applications relating to the foregoing, and the goodwill associated therewith and symbolized thereby including (but not limited to) those set forth on Schedule 2.02(e) ("Trademarks"), (iii)  all copyrights (whether or not registered), copyright registrations, moral rights and works of authorship ("Copyrights") including (but not limited to) those set forth on Schedule 2.02(e), (iv) all know-how, processes, technical data, techniques, confidential business information, inventions (whether or not patented or patentable), trade secrets, data bases and rights in data, and other proprietary information, technology and intellectual property rights, (v) all Internet domain names including (but not limited to) those set forth on Schedule 2.02(e) and (vi) all Agreements Regarding Trade Secret and Confidential and Proprietary Information, Inventions and Conflicts of Interest (each an "Invention Assignment Agreement"), including (but not limited to) those set forth on Schedule 2.02(e), to the extent each Invention Assignment Agreement does not constitute an executory contract under the Bankruptcy Code.

      (f)  Executory Contracts. Subject to Sections 2.05 and 2.06, the agreements, licenses and sublicenses set forth on Schedule 2.02(f) (collectively, the "Executory Contracts").

      (g) Claims and Causes of Action. All of Scour's rights, claims, causes of action (including rights of set-off and recoupment) against CSCC relating to any of the Purchased Assets.

      (h) Permits. All permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights including (but not limited to) those on Schedule 2.02(h) (collectively, "Permits") issued by or obtained from any Governmental Unit to or for the benefit of Scour to the extent assignable.

      (i)  Tangible Assets. All of Scour's personal property and interests therein, including (but not limited to) all machinery and equipment, personal computers, work stations, network servers, printers, tools, inventory and other tangible assets including (but not limited to) those on Schedule 2.02(i) hereto (collectively, the "Tangible Assets").

      (j)  Customer Data. All Special Customer Data.

      (k) Records. All notes, documents, technical logs, books, records, files, records or information stored in any digital or magnetic medium, pictures, negatives and electronic data processing materials used in or, to be used in, the Business, relating to the Purchased Assets, and copies of all documentation, in any form, consisting of or relating to, Scour's sales information; pricing, marketing plans, business plans, financial and business projections and other files which pertain to the Purchased Assets excluding (i) any personnel files of any employee of Scour and (ii) any attorney-client privileged matter (collectively, the "Records").

      (l)  Goodwill. All of Scour's goodwill related to the Purchased Assets and the Business and Scour's right to conduct business under the name "Scour" or any other Trademark, and the exclusive right to hold itself out as the "successor" to Scour. The activities of Scour in furtherance of the Case, including but not limited to the filing and confirming of a Plan of Reorganization, shall not be deemed to be conducting business.

    2.03  Excluded Assets.  Other than the Purchased Assets, Scour is not selling to CSCC and CSCC is not acquiring from Scour any asset of Scour. Without limiting the foregoing, all assets of Scour other than the Purchased Assets including (but not limited to) the following shall be Excluded Assets and remain with Scour after the Closing: (a) all executory contracts and leases that are not Executory Contracts; (b) all cash or cash equivalents of Scour; (c) all accounts of Scour; (d) all preference or avoidance claims under Sections 544 through 550 of the Code; (e) all rights of Scour under this Agreement or any related agreement between CSCC and Scour contemplated hereby; (f) all insurance policies and proceeds, claims and causes of action of Scour with respect to or arising in connection with (i) any contract not assigned to CSCC at the Closing or (ii) any item of property not acquired by CSCC at the Closing; (g) any defenses, counterclaims or causes of action of Scour arising out of or related to the matters alleged in any pending litigation including permissive and compulsory counter claims in Fox, et al. v. Scour, Inc., Case No. 00C1V5385GBD; (h) all Customer Data other than Special Customer Data; (i) all claims for refunds of taxes paid by Scour and (j) all other assets set forth on Schedule 2.03.

    2.04  Transfer of Purchased Assets and Assignment of Executory Contracts.  On the Closing Date, Scour will transfer and deliver the Purchased Assets to CSCC at such location and time and by such means as are reasonably designated by CSCC. Scour will assign, transfer and convey to CSCC on the Closing Date the Executory Contracts.

    2.05  Further Action; Unassignable Assets.

      (a) From time to time in connection with or after the Closing, and subject to any necessary approval of the Court, Scour will take such further action as may be reasonably requested by CSCC to transfer to CSCC or conform or to perfect the transfer to CSCC of any of the Purchased Assets, including the execution of additional assignments and additional instruments of transfer. CSCC shall prepare all documents contemplated by this Section 2.05 and tender same to Scour for execution. Scour agrees to execute and deliver all such instruments and documents and cooperate in any filings or other actions necessary or appropriate to fully effect the purposes of this Agreement.

      (b) Notwithstanding any other provision of this Agreement but subject to the Code, to the extent either applicable law or the relevant agreements prohibit the assignment of any of the Executory Contracts or other Purchased Assets to CSCC without the consent, approval or waiver of another Person (which consent, waiver or approval has not been given), or if such assignment or transfer would constitute a breach thereof or a violation of any applicable law or agreement with any third person, then this Agreement shall not constitute an assignment or transfer (or an attempted assignment or transfer) thereof until either (i) such consent, approval or waiver of such Person or persons has been duly obtained or (ii) the Order determines that such Executory Contract or Purchased Asset can be assigned to CSCC notwithstanding such provisions of the agreement or applicable law. In each such case, Scour shall assist CSCC in its efforts to obtain such consent, approval or waiver of such other Person to such assignment or transfer as promptly as practicable. CSCC and Scour agree to cooperate with one another and supply relevant information to the Person or Persons whose consent, approval or waiver is required.

    2.06  No Assumption of Liability.  Provided that the Court has entered the Order, all of Scour's rights under the Executory Contracts have been properly assigned to CSCC, and provided further that Scour is not in breach of its obligations thereunder at the Closing, CSCC shall assume at the Closing Scour's express obligations under the Executory Contracts determined to be assumable and assignable by the Court for all periods following the Closing or otherwise as provided in the Order. Except as set forth in the immediately preceding sentence, CSCC shall assume no liability or be liable for any obligations or liabilities of Scour.

ARTICLE III

CLOSING

    3.01  Closing Date and Place.  The transactions contemplated by this Agreement shall be consummated at the Closing, which, except as may be otherwise agreed in writing by CSCC and Scour, will be held at the offices of Jones, Day, Reavis & Pogue, 555 West Fifth Street, Suite 4600, Los Angeles, California, at a mutually agreeable time and date on the later of December 19, 2000 or a date which is two (2) business days following the date on which the Order became final (no stay on appeal being imposed); provided that if any condition to Closing specified in Section 7.01 has not been satisfied as a result of the inability of Scour to satisfy such condition, the Closing Date shall occur two (2) business days following the date on which such condition or conditions has been satisfied.

    3.02  Purchase Price.  As consideration for the Purchased Assets, upon the Closing, CSCC will take all of the actions set forth in this Section 3.02 (collectively, the "Purchase Price"):

    (i)
    wire transfer $5,500,000 to an account to be designated by Scour in immediately available funds, which shall be inclusive of any funds previously deposited by CSCC in accordance with the Procedures Order;

    (ii)
    issue to Scour 333,333 shares of Common Stock of CSCC (the "Shares");

    (iii)
    assume the liabilities specified in Section 2.06.

    3.03  Tax Matters; Allocation of Purchase Price.

      (a) Tax Liability. Each party will bear its own taxes in connection with this Agreement and the transactions contemplated hereby, and Scour shall pay all sales, use or transfer taxes lawfully imposed by any Governmental Unit in connection with the transfer of the Purchased Assets hereunder.

      (b) Allocation of Purchase Price. CSCC and Scour shall use all reasonable efforts to agree upon an allocation of the Purchase Price among the Purchased Assets in accordance with the allocation requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, within 30 days following the Closing. The allocation of the Purchase price agreed upon by the parties pursuant to this paragraph shall be reduced to writing, executed and delivered by CSCC and Scour to each other (the "Purchase Price Allocation Agreement"). Any subsequent adjustment to the allocable Purchase Price shall be reflected in the Purchase Price Allocation Agreement in a manner consistent with Treasury Regulation Section 1.1060-1T. CSCC and Scour agree for all tax purposes to report the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocation Agreement, and neither party will take any position inconsistent therewith in any tax return, in any refund claim, in any litigation or otherwise, unless required to do so by a Governmental Unit. CSCC and Scour shall each be responsible for the preparation of their own Form 8594 and other applicable forms in accordance with the applicable tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SCOUR

    4.01  Sale of the Purchased Assets.  Scour hereby represents and warrants to CSCC that it is selling the Purchased Assets in accordance with and subject to the findings, determinations and provisions of the Order.

    4.02  Investment Representations.

      (a) No Registration. Scour fully understands that the Shares have not been registered under the Securities Act or under any state securities laws; no transfer of the Shares, or any interest therein, may be made, except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or an exemption therefrom.

      (b) Investment Intent. Scour is acquiring the Shares solely for its bankruptcy estate and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act and the rules and regulations promulgated thereunder), that would be in violation of the Federal or state securities laws.

      (c) Accredited Investor. Scour is (i) an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Securities Act, (ii) is an investor experienced in the evaluation of businesses similar to CSCC, (iii) is able to fend for itself in the transactions contemplated by this Agreement, (iv) has such knowledge and experience of financial, business and investment matters as to be capable of evaluating the merits and risks of the acquisition of the Shares, (v) has the ability to bear the economic risks of the acquisition of the Shares, and (vi) has been afforded the opportunity to ask questions of, and to receive answers from, CSCC and to obtain additional information, all as necessary for Scour to make an informed investment decision with respect to the acquisition of the Shares.

      (d) Transfer Restrictions. Scour fully understands that if it desires to sell or otherwise dispose of all or any part of the Shares (other than pursuant to an effective registration statement under the Securities Act or a sale or other disposition made pursuant to Rule 144 promulgated pursuant to the Securities Act), and if all the other conditions herein concerning such sale or disposal are satisfied, Scour will deliver to CSCC an opinion of counsel, reasonably satisfactory in form and substance to CSCC, that an exemption from registration under the Securities Act is available. All certificates representing the Shares shall bear a legend substantially as follows:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CSCC

    CSCC hereby represents and warrants to Scour that the statements contained in the following subsections of this Section 5 are true and correct.

    5.01  Corporate Organization and Good Standing.  CSCC is a corporation duly organized, validly existing and in good standing under the laws of Oregon. CSCC has all corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

    5.02  Authorization: Binding Effect.  CSCC has all requisite authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action of CSCC. This Agreement has and, when executed and delivered by CSCC, the Ancillary Agreements will have been, duly and validly executed and delivered by CSCC and constitute the valid and binding obligations of CSCC, enforceable against CSCC in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and as limited by laws relating to the availability of equitable relief.

    5.03  No Breach of Statute or Contract; No Consents.

      (a) Neither the execution nor delivery by CSCC of this Agreement or the Ancillary Agreements nor compliance by CSCC with the, terms and provisions hereof or thereof will result in a breach of the terms, conditions or provisions in any material respect of (i) the Articles of Incorporation or Bylaws of CSCC, (ii) any award, judgment or order of any Governmental Unit applicable to or affecting CSCC; (iii) any statute, rule or regulation to which CSCC is subject; or (iv) any material agreement to which CSCC is a party.

      (b) No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any Governmental Unit on the part of CSCC is required in connection with the consummation of the transactions contemplated by this Agreement, except for (i) entry of all orders, of the Court, including the Order, necessary to consummate the transactions contemplated hereby; and (ii) such other consents, approvals; orders, authorizations or registrations, designations, declarations or filings with any Governmental Unit which would not have a material effect on CSCC and would not prevent, materially alter or delay any of transactions contemplated by this Agreement.

    5.04  Capitalization.  As of the date of this Agreement, the capitalization of CSCC consists of the following: 30,000,000 shares, of which (i) 5,000,000 are designated as Preferred Stock, none of which is issued and outstanding, and (ii) 25,000,000 are designated as Common Stock, of which 6,255,732 shares are issued and outstanding. In addition, CSCC has issued warrants for the purchase of 514,742 shares of Common Stock and options, under its 1998 and 2000 Option Plans, covering 2,152,036 shares of Common Stock. On December 7, 2000, CSCC announced an agreement with an existing stockholder to issue an additional 1,428,571 shares of Common Stock.

    5.05  Valid Issuance of Stock.

      (a) The Shares, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

      (b) The offer and sale of the Shares solely to Scour in accordance with this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the qualification requirements of the currently effective provisions of the California Corporate Securities Law of 1968, as amended.

ARTICLE VI

COVENANTS

    6.01  Efforts.  Each party shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to cause each of the Closing conditions set forth in Article VII to be satisfied.

    6.02  Notices and Consents.  Each of the parties shall use commercially reasonable efforts to obtain all waivers, permits, consents, approvals or other authorizations from third Persons and Governmental Units, and to effect all such registrations, filings with and notices to third Persons and Governmental Units, as may be necessary in order to permit the consummation of the transactions contemplated by this Agreement, and to permit CSCC to hold the purchased Assets and to employ the Purchased Assets in the operations of CSCC's business following the Closing.

    6.03  Preservation of Assets.  Except as contemplated by this Agreement and to the extent not inconsistent with the Code or the Bankruptcy Rules, or with any orders entered by the Court in the Case or in connection with issues arising in any pending litigation, Scour shall conduct its operations in compliance with all other applicable laws and regulations in all material respects, and to the extent consistent therewith so as to preserve the current value and integrity of the Purchased Assets, pay all post-petition taxes as they become due and payable and maintain insurance on the Purchased Assets (in amounts and types consistent with past practice) until the Closing. Scour shall not, but subject to the requirements of the Code, Bankruptcy Rules, and any orders entered by the Court, without the prior written consent of CSCC:

      (a) acquire, sell, lease, license, or place any encumbrance on or dispose of any Purchased Assets;

      (b) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the representations and warranties of Scour set forth in this Agreement becoming untrue in any material respect;

      (c) take any action to waive or compromise any material rights or claims which are included in the Purchased Assets (which shall not affect any rights of Scour in connection with any pending litigation);

      (d) terminate or amend any Executory Contract; or

      (e) agree in writing or otherwise to take any of the foregoing actions.

    6.04  Notice of Breaches.  Scour and CSCC shall each promptly deliver to the other party written notice of any event or development that would (i) render any statement, representation or warranty of the notifying party has made in this Agreement (including exceptions set forth in the Disclosure Schedule or the CSCC Disclosure Schedule, as applicable) inaccurate or incomplete, or (ii) constitute or result in a breach by the notifying party of, or a failure by the notifying party to comply with, any agreement or covenant in this Agreement applicable to the notifying party. No such disclosure shall be deemed to cure any such misrepresentation or breach.

    6.05  Solicitation of Employees; Waiver of Non-Competition Provisions.  The parties acknowledge that CSCC has, with Scour's permission, discussed with certain Scour employees and consultants employment by CSCC after the Closing. Following the execution of this Agreement, CSCC shall have the right to begin or continue negotiations for employment of any of the current or former employees of or consultants to occur which employment shall be conditional on the Closing. Scour and CSCC shall cooperate to effect an orderly transition of any present or former Scour employee or consultant to be hired by CSCC upon or after the Closing. Scour hereby waives, with respect to the solicitation of employment and with respect to employment by CSCC of all such employees and consultants, any claims or rights Scour has against CSCC or any such employee under any non-competition, non-solicitation, confidentiality, employment, consulting or other agreement which might restrict any present or former Scour employee or consultant hired by CSCC from serving in any employment capacity with CSCC.

    6.06  Customer Data Procedures; Preparations for Transfer of Special Customer Data.

      (a) As soon as reasonably practicable after the date of this Agreement, Scour shall cease accepting registrations from any potential Customer who indicates that he or she is under the age of 16 years. After entry of the Order and in preparation for the Closing, Scour shall, at its own expense, sort all Customer Data to filter therefrom only the Special Customer Data to be acquired by taking all of the following steps: (i) Scour shall separate and delete from the Customer Data, all Customer Data (A) which relates to a Customer who has not indicated in a registration with Scour that he or she is 16 years of age or older; and (B) which is Customer Data other than, the following: (1) the Customer's name; (2) the Customer's email address, (3) the Customer's password or access information as used by Scour to permit access to Scour through any of its Internet sites by such Customer; (4) the Customer's gender; (5) the Customer's age range; (6) the Customer's zip code; and (7) the type of connection the Customer has to the Internet the speed of that connection; (ii) Scour shall then send notice, at its own expense, in form and substance satisfactory to CSCC, to each remaining Customer before the Closing: (X) that CSCC has acquired the Purchased Assets on the terms and conditions set forth in this Agreement; (Y) that Scour shall, upon the Closing, transfer to CSCC all Special Customer Data then in its possession (the notice shall clearly identify the information to be included in the Special Customer Data), and CSCC shall thereafter make registration in CSCC available to all transferred Scour Customers, unless the Customer opts-out of the transfer of his/her Special Customer Data to CSCC (via a mechanism approved by CSCC); and (Z) that CSCC has agreed to use such transferred data only in connection with the CSCC Business and, unless the Customer agrees otherwise, to comply with the privacy policies set forth in the written user agreements between Scour and the Customer pursuant to which the Special Customer Data was obtained. Scour shall keep a record of all Customers who opt-out pursuant to the notice sent in clause (ii) of this Section 6.06 and shall delete all Customer Data from Customers who opt-out of transfer pursuant to such notice, Scour and CSCC shall cooperate with each other reasonably (including requesting relief from the Court in the event they deem it appropriate) to effect the transfer of the Special Customer Data as provided in this Section 6.06.

      (b) In connection with the transfer of the Special Customer Data, CSCC will use such data only in connection with the CSCC Business and undertakes, unless the Customer agrees otherwise, to comply with the privacy policies set forth in the written user agreements between Scour and the Customer pursuant to which the Special Customer Data was obtained.

    6.07  Employee and Consultant Agreements.  Scour shall use its best efforts to cause all of its current employees to execute, and shall use its best efforts to cause all former employees of and consultants to Scour listed on Schedule 6.07 to execute, confirmation or invention assignment agreements and obligations to protect Scour's Intellectual Property in form and substance reasonably satisfactory to CSCC.

    6.08  Name Change.  From and after the Closing; Scour shall not use the name "Scour" or any other Trademark included in the Purchased Assets or any name confusingly similar thereto in connection with any business activity which it conducts; provided, however, the activities of Scour in furtherance of the Case, including but not limited to the filing and confirming of a Plan of Reorganization, shall not be deemed to be conducting business. Scour shall, promptly after the Closing, (i) amend its Certificate of Incorporation and other corporate records to comply with the provisions of this Section 6.08 and (ii) use its best efforts to revise or cause to be revised the Caption in the Case to comply with this Section 6.08.

    6.09  Registration of Shares.

      (a) Definitions. For purposes of this Section 6.09, the following terms shall have the following meanings:

    (i)
    "Blackout Period" means a period during which CSCC determines in good faith that the registration and distribution of the Shares (a) would materially impede, delay, interfere with or otherwise adversely affect any pending financing, registration of securities, acquisition, corporate reorganization or other significant transaction involving CSCC or (b) would require disclosure of non-public material information that CSCC has a bona fide business purpose for preserving as confidential.

    (ii)
    "Registration Expenses" means any and all out-of-pocket expenses incident to CSCC's performance of or compliance herewith, including, without limitation, (a) all SEC, National Association of Securities Dealers, Inc. ("NASD") and securities exchange registration and filing fees, (b) all fees and expenses of complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Shares), (c) all printing, messenger and delivery expenses, (d) the fees and disbursements of counsel for CSCC and of its independent public accountants and (e) the reasonable fees and expenses of any special experts retained by CSCC in connection with the requested registration.

    (iii)
    "Registrable Securities" means the Shares and any other securities issued to Scour upon any stock split, stock dividend, recapitalization or other distribution with respect to, conversion or exchange of or in replacement of the Shares or other securities, until, in the case of any such security, (a) it is effectively registered under the Securities Act and disposed of in accordance with the registration statement covering it, (b) it is saleable by the holder thereof pursuant to Rule 144(k) under the Securities Act without any volume limitation applicable thereto, or (c) it is distributed to the public pursuant to Rule 144 under the Securities Act.

    (iv)
    "Shelf Registration" means a "shelf" registration statement on a Form S-3 pursuant to Rule 415 under the Securities Act (or any successor rule that may be adopted by the SEC).

      (b) Registration on Request. At any time after the date hereof and until the Shares cease to be Registrable Securities, Scour (which for the purposes of this Section 6.09 shall include a transferee of Scour as a result of a transaction consistent with Section 4.02(d) holding at least fifty thousand (50,000) Shares) may require CSCC to effect a single Shelf Registration with the SEC of the number of Shares Scour requests to be so registered and CSCC shall effect such Shelf Registration within sixty (60) days after receipt of a written request by Scour of same, provided, however, that CSCC shall not be required to effect such Shelf Registration during any Blackout Period.

      (c) Effective Period of the Shelf Registration. CSCC shall keep such Shelf Registration filed in connection herewith, if any, effective for such period as may be requested by Scour but will not be required to keep such Shelf Registration effective for longer than twenty four (24) months from the date on which the SEC declares such Shelf Registration effective or such shorter period that terminates when all securities covered by such Shelf Registration have been sold pursuant to such Shelf Registration (the "Effective Period").

      (d) Shelf Registration Procedures. If CSCC is required to file a Shelf Registration pursuant to Section 6.09(b), CSCC shall:

    (i)
    prepare and file with the SEC a Shelf Registration with respect to the securities requested to be registered and shall use its commercially reasonable efforts to cause such Shelf Registration to become and remain effective during the Effective Period, including without limitation the preparation and filing of amendments and post-effective amendments to such Shelf Registration;

    (ii)
    furnish to Scour one (1) conformed copy of such Shelf Registration and of each amendment and post-effective amendment thereto;

    (iii)
    use its commercially reasonable efforts to register or qualify the securities covered by such Shelf Registration under such other securities or blue sky laws of such jurisdictions as Scour shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable Scour to consummate the disposition in such jurisdictions of such securities, except that CSCC shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 6.09(d)(iii), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction; and

    (iv)
    cooperate with Scour to facilitate the timely preparation and delivery of certificates representing securities to be disposed of, which certificates will not bear any restrictive legends; and enable such securities to be in such denominations and registered in such names as Scour shall request at least two (2) business days prior to any sale of such securities.

      (e) Shelf Registration Expenses. All Registration Expenses shall be borne by CSCC, whether or not the Shelf Registration becomes effective.

ARTICLE VII

CONDITIONS TO THE CLOSING

    7.01  Conditions Precedent to CSCC's Obligations.  The obligations of CSCC to consummate the transactions contemplated by this Agreement are subject to the satisfaction of all of the following conditions, unless waived by CSCC in writing delivered to Scour or its counsel:

      (a) Court Approval. Prior to the Closing Date, the Order shall have been entered and not stayed or revoked or, in any material respect, modified, vacated or amended. The assumption and assignment of the Executory Contracts to CSCC shall have been duly and validly authorized by the Court.

      (b) Representations and Warranties True at Closing. The representations and warranties made by Scour in this Agreement (i) which are qualified by materiality shall be true and correct and (ii) which are not qualified by materiality, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made and given on and as of the Closing Date.

      (c) Performance of Covenants. With regard to agreements and obligations which must be performed and complied with by Scour hereunder on or prior to the Closing Date only, Scour shall have performed and complied in all material respects with all such agreements and obligations on or prior to the Closing Date.

      (d) Evidence of Transfer. Scour shall have executed and delivered to CSCC all Ancillary Agreements and other evidence of transfer reasonably satisfactory in form and substance to CSCC including (but not limited to) evidence of transfer of the Purchased Assets, including (but not limited to) transfer of each registered item of Intellectual Property.

      (e) Scour Exchange Not Operating. Scour shall have ceased operating the Scour Exchange.

      (f)  No Injunction. No injunction, order or decree of any Governmental Unit shall have been entered enjoining or staying the consummation of the transactions contemplated hereby.

    7.02  Conditions Precedent to the Obligations of Scour.  The obligations of Scour to consummate this Agreement are subject to the satisfaction of all of the following conditions unless waived by CSCC in writing delivered to Scour or its counsel.

      (a) Court Approval. Prior to the Closing Date, the Order shall have been entered and not stayed or revoked or, in any material respect, modified, vacated or amended. The assumption and assignment of the Executory Contracts to CSCC shall have been duly and validly authorized by the Court pursuant to the Order.

      (b) Representations and Warranties True at Closing. The representations and warranties made by CSCC (i) which are qualified by materiality shall be true and correct and (ii) which are not qualified by materiality, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made and given on and as of the Closing Date.

      (c) Performance of Covenants. CSCC shall have performed and complied in all material respects with all agreements and obligations to be performed by it under this Agreement on or prior to the Closing Date.

      (d) No Injunction. No injunction, order or decree of any Governmental Unit shall have been entered enjoining or staying the consummation of the transactions contemplated hereby.

ARTICLE VIII

TERMINATION

    8.01  Termination of Agreement.  The parties may mutually terminate this Agreement prior to the Closing by a writing signed by both of the parties (whether before or after entry of the Order) with the prior authorization of their respective Boards of Directors and with approval by the Court.

    8.02  Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, all obligations of the parties hereunder shall terminate without any liability on the part of CSCC to Scour or Scour to CSCC, as the case may be, except for any liability of any party for its breaches of this Agreement, provided, however, that all of Article IX shall survive any such termination.

ARTICLE IX

GENERAL PROVISIONS

    9.01  Governing Law; Severability.  This Agreement will be governed by and construed in accordance with federal law (where applicable) and with the laws of the State of California without regard to that body of law governing conflicts of laws. If any provision of this Agreement is found to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible and the remaining provisions of this Agreement will continue unaffected. In accordance with the Order, the parties hereby irrevocably submit to the exclusive jurisdiction of the Court with regard to the enforcement, implementation and interpretation of the terms and provisions of this Agreement and the transactions contemplated hereby

    9.02  Waivers.  No waiver by any party hereto of any term or condition of this Agreement will be effective unless set forth in a writing signed by such party. No waiver of any provision of this Agreement will be deemed a waiver of any provision, or constitute a continuing waiver unless otherwise expressly provided in writing by the waiving party. No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will a single or partial exercise thereof preclude any other or further exercise of any other rights, powers or privileges.

    9.03  Notices.  All notices which are to be given hereunder shall be in writing and shall be addressed to the party to which such notice is to be given at the address set forth below, or at such other address the relevant party furnishes to the other party hereto in writing as provided in this Section 9.03. Any such notice may be delivered personally, by commercial overnight courier or facsimile transmission which shall be followed by a hard copy and shall be deemed to have been given if (i) personally, when delivered, (ii) by commercial overnight courier, 24 hours after deposit with such courier with payment of costs of transmission, and (iii) by facsimile transmission on the next business day after dispatch.

If to CSCC, to:	If to Scour, to:
CenterSpan Communications Corporation 7175 NW Evergreen Parkway, #400 Hillsboro, Oregon 97124 Attn: President Telephone: (503) 615-3200 Facsimile: (503) 615-3300	Steinberg, Nutter & Brent, a Law Corporation 501 Colorado Avenue, Suite 300 Santa Monica, CA 90401 Attention: Paul M. Brent Telephone: (310) 451-9714 Facsimile: (310) 451-0929
With a copy to:	With a copy to:
Jones, Day, Reavis & Pogue 555 West Fifth Street, Suite 4600 Los Angeles, CA 90013 Attention: Andrew J. Demetriou Telephone: (213) 243-2413 Facsimile: (213) 243-2539	Steinberg, Nutter & Brent, a Law Corporation 501 Colorado Avenue, Suite 300 Santa Monica, CA 90401 Attention: Paul M. Brent Telephone: (310) 451-9714 Facsimile: (310) 451-0929
&
Weinstein & Eisen 1925 Century Park East, Suite 1150 Los Angeles, CA 90067 Attention: David R. Weinstein Telephone: (310) 203-9393 Facsimile: (310) 203-8110

    9.04  Counterparts; Headings.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Headings in this Agreement are only for ease of reference and shall not be considered in interpreting this Agreement. Each of the parties to this Agreement has been represented by counsel and has actively participated in the drafting of this Agreement; the parties agree, therefore, that any rule of construction that provides that ambiguities shall be resolved against the drafter shall have no application in interpretation of the provisions of this Agreement.

    9.05  Expenses.  In connection with this Agreement and the transactions contemplated hereby, whether or not the Closing occurs, each party will bear its own expenses including (but not limited to) its attorneys fees, costs and expenses and fees and expenses of any investment broker or advisor.

    9.06  No Additional Representations; Survival.  Each of CSCC and Scour acknowledge that the other has not made any representations or warranties, of any kind, either express or implied, except as expressly set forth in this Agreement or as otherwise reflected in the Order.

    9.07  Attorneys' Fees.  If any action at law, or in equity or arbitration proceeding is initiated to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

    9.08  Successors and Assigns; Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including any trustee in bankruptcy or representative of Scour's bankruptcy estate or wholly-owned subsidiary of CSCC. This Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any rights or remedies on any Person not a party hereto.

    9.09  Entire Agreement.  The Order constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede in their entirety all prior agreements, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

    9.10  Modifications.  No supplement, modification or amendment to this Agreement will be binding unless it is executed in writing by all parties hereto and, to the extent necessary, approved by the Court.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written:

CENTERSPAN COMMUNICATIONS CORPORATION	SCOUR, INC.
By:	By:
Name: Frank Hausman	Name: Daniel Rodrigues
Title: Chief Executive Officer	Title: President

EXECUTION VERSION

SCHEDULES TO
THE
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
CENTERSPAN COMMUNICATIONS CORPORATION
AND
SCOUR, INC.
DATED AS OF DECEMBER 18, 2000

Schedule 2.02(a)
The Software

  •
  Scour Web Crawler and Search Engine

  •
  Scour Exchange

  •
  Scour MyCaster Streaming MP3 Service ("MyCaster")

  •
  Scour Asset Management System

Schedule 2.02(b)
Software Tools and Environment

    None.

Schedule 2.02(c)
The Documentation

  •
  Any and all Marketing Requirements Document (MRD), Product Requirements Document (PRD), Architecture, Specification, and Source Code related to the Purchased Assets, including but not limited to Documentation stored in the Scour's CVS source code management system and Microsoft Exchange server (emails regarding implementation details).

  •
  Any and all Documentation related to Scour's current and/or pending Patent applications and issued patents.

  •
  Any and all Documentation related to Scour's current and/or pending Trademark applications and registrations.

  •
  Any and all Documentation related to Scour's current and/or pending Copyright applications and registrations.

Schedule 2.02(d)
The Prototypes

  •
  Distributed in Memory Database

Schedule 2.02(e)
Intellectual Property

i.
Patents, Patent Applications and Inventions.

•
Media Exchange System and Process, filed with the Patent Office on March 30, 2000, Patent Application Serial Number 09/539,548, Inventors: Kevin Smilak, Ilya Haykinson and Michael Todd, regarding the Scour Exchange (the "Exchange Patent Application").

•
Media Preview System and Method, filed with the Patent Office on April 20, 2000, Patent Application Serial Number 09/553,712, Inventors: Kevin Smilak, Ilya Haykinson, Michael Todd and Daniel Rodrigues, regarding Video Previews and Image Thumbnails.

•
Method, Apparatus and Article for Multiplexing Multimedia Data Streams, filed with the Patent Office on November 9, 2000, Provisional Patent Application Serial Number 60/247,535, Inventors: James E. Anhalt III, Kevin C. Smilak and Daniel Rodrigues, regarding MyCaster 2.0 and 3.0.

•
Ad Insertion Technology regarding MyCaster 2.0.

•
Distributed in Memory Database.

ii.
Trademarks.

•
The trademark applications and registrations set forth in Exhibit A, attached hereto and incorporated herein by this reference.

iii.
Copyrights.

•
Scour Web Crawler and Search Engine

•
Scour Exchange

•
Scour MyCaster Streaming MP3 Service ("MyCaster")

•
Scour Asset Management System

•
Any and all Marketing Requirements Document (MRD), Product Requirements Document (PRD), Architecture, Specification, and Source Code related to the Purchased Assets, including but not limited to Documentation stored in the Scour's CVS source code management system and Microsoft Exchange server (emails regarding implementation details).

•
Any and all Documentation related to Scour's current and/or pending Copyright applications and registrations.

•
The Prototypes distributed in Memory Database

iv.
Domain Names.

•
The domain names set forth in Exhibit B, attached hereto and incorporated herein by this reference.

v.
Invention Assignment Agreements. Agreement Regarding Trade Secrets and Confidential and Proprietary Information, Inventions and Conflict of Interest ("Invention Agreement") executed by and between any present or former employee of Scour and Scour in connection with such person's employment with Scour, including those Invention Agreements executed with each of the following individuals and Scour, as such Invention Agreement may be amended from time to time:

Ilya Haykinson	Chris Baldwin	John Morgan
Franklin Wise	Evan Tsang	Sun Hong
Marty Ross	Antony Nguyen	Richard Juliano
Tom Ramsdell	Vince Busam	Michael Liang
Bruce Nagy	Craig Grossman	Dony Ang
Dan Rodrigues	Jason Droege	James Feick
Kevin Smilak	Travis Kalanick	Gene Hightower
Michael Todd	Amelia Lee	Jonathan Twaddell
Ruben Sandoval

EXHIBIT A
SCOUR, INC.

MARK	CLASS GOODS/SERVICES	COUNTRY	OWNER	PREPARER	APP. NO. APP. DATE	REG. NO. REG. DATE	STATUS ACTION DUE
SCOUR	41: Providing information relating to multimedia applications, namely, audio, video and images, and video animation;	U.S.	Scour, Inc.	Howard Rice	75/717,205 05/28/99	2,372,551 08/01/00	Registered
42: Online multimedia search engine and portal on a global computer information network
FIND STORE SHARE PLAY	9: Computer software to assist in finding, sharing, dlownloading, accessing, playing, viewing, listening, or otherwise experiencing multimedia content; namely, audio, video, still image and other content.	U.S.	Scour, Inc.	Irell & Manella	76/053,669 05/19/00		New Application; Pending
FIND STORE SHARE PLAY	41: Providing information relating to multimedia content, namely audio, video, still image and other content	U.S.	Scour, Inc.	Irell & Manella	76/063,632 05/19/000		New Application; Pending
FIND STORE SHARE PLAY	42: Providing an online multimedia search engine, exchange and portal.	U.S.	Scour, Inc.	Irell & Manella	76/055,529 05/19/00		New Application; Pending
MYCASTER	9: Computer software for use in connection with radio broadcasting and playing audio files;	U.S.	Scour, Inc.	Howard Rice	75/883,974 12/30/99		Pending; Office Action Response Due 12/14/00
38: Radio broadcasting on a global computer information network
MYCASTER & Design	9: Computer software for use in connection with radio broadcasting and playing audio files;	U.S.	Scour, Inc.	Howard Rice	75/890,869 01/06/00		Pending; Office Action Response Due 01/31/01
38: Radio broadcasting on a global computer information network
MYCASTER.COM	38: Radio broadcasting on a global computer information network	U.S.	Scour, Inc.	Howard Rice	75/883,975 12/30/99		Pending; Office Action Response Due 12/30/00
S & DESIGN (Scour Cube in a Circle)	41: Providing information relating to multimedia applications, namely, audio, video and images and video animation;	U.S.	Scour, Inc.	Howard Rice	75/890,866 01/06/00		Pending; Office Action Response Due 12/15/00
42: Online multimedia search engine and portal on a global computer information network.
S & DESIGN (Scour Cube and Headphone)	41: Providing information relating to multimedia applications, namely, audio, video and images and video animation;	U.S.	Scour, Inc.	Scour	75/912,374 02/07/00		Pending; Office Action Response Due 12/15/00
42: Online multimedia search engine and portal on a global computer information network.
S & DESIGN (Scour Cube and Projected "S")	41: Providing information relating to multimedia applications, namely, audio, video and images and video animation;	U.S.	Scour, Inc.	Scour	75/912,373 02/07/00		Pending; Office Action Response Filed 08/02/00
42: Online multimedia search engine and portal on a global computer information network.
S & DESIGN (Scour Cube and Antenna)	41: Providing information relating to multimedia applications, namely, audio, video and images and video animation;	U.S.	Scour, Inc.	Scour	75/912,372 02/07/00		Pending; Office Action Response Due 12/15/00
42: Online multimedia search engine and portal on a global computer information network.
S & DESIGN (Scour Cube and Wrench)	41: Providing information relating to multimedia applications, namely, audio, video and images and video animation;	U.S.	Scour, Inc.	Scour	75/911,557 02/07/00		Pending; Office Action Response Due 12/15/00
42: Online multimedia search engine and portal on a global computer information network.

SCOUREXCHANGE & DESIGN (Scour Cube)	9: Computer software to assist in finding, sharing, downloading, accessing, playing, viewing, listening, or otherwise experiencing multimedia content; namely, audio, video, still image and other content.	U.S.	Scour, Inc.	Irell & Manella	76/009,229 03/24/00	Pending; Office Action Response Due 03/14/01
SCOUREXCHANGE & DESIGN (Scour Cube)	41: Providing informaiton relating to multimedia content, namely audio, video, still image and other content.	U.S.	Scour, Inc.	Irell & Manella	76/010,984 03/24/00	Pending; Office Action Response Due 03/14/01
SCOUREXCHANGE & DESIGN (Scour Cube)	42: Providing an online multimedia search engine, exchange and portal	U.S.	Scour, Inc.	Irell & Manella	76/009,228 03/24/00	Pending; Office Action Response Due 04/10/01
STAY TUNED	38: Radio broadcasting on a global computer information network	U.S.	Scour, Inc.	Howard Rice	75/905,653 01/28/00	Pending; Office Action Response Due 12/27
SX	9: Computer software to assist in finding, sharing, downloading, accessing, playing, viewing, listening, or otherwise experiencing multimedia content; namely, audio, video, still image and other content.	U.S.	Scour, Inc.	Irell & Manella	76/000,331 03/24/00	Suspended 09/15/00
SX	41: Providing information relating to multimedia content, namely audio, video, still image and other content.	U.S.	Scour, Inc.	Irell & Manella	76/010,985 03/24/00	Pending; Office Action Response Due 03/15/01
SX	42: Providing an online multimedia search engine, exchange and portal	U.S.	Scour, Inc.	Irell & Manella	76/010,990 03/24/00	Pending; Office Action Response Due 03/05/01
SX & DESIGN (SX Cube with Clockwise Arrows)	9: Computer software to assist in finding, sharing, downloading, accessing, playing, viewing, listening, or otherwise experiencing multimedia content; namely, audio, video, still image and other content.	U.S.	Scour, Inc.	Irell & Manella	76/010,986 03/24/00	Pending Office Action Response Due 03/14/01
SX & DESIGN (SX Cube with Clockwise Arrows)	41: Providing information relating to multimedia content, namely audio, video, still image and other content.	U.S.	Scour, Inc.	Irell & Manella	76/010,987 03/24/00	Pending Office Action Response Due 03/14/01
SX & DESIGN (SX Cube with Clockwise Arrows)	42: Providing an online multimedia search engine, exchange and portal	U.S.	Scour, Inc.	Irell & Manella	76/009,332 03/24/00	Pending Office Action Response Due 03/05/01
YOUR DIGITAL ENTERTAINMENT UNIVERSE	9: Computer software to assist in finding, sharing, downloading, accessing, playing, viewing, listening, or otherwise experiencing multimedia content; namely, audio, video, still image and other content.	U.S.	Scour, Inc.	Irell & Manella	96/052,418 05/19/00	New Application; Pending
YOUR DIGITAL ENTERTAINMENT UNIVERSE	41: Providing information relating to multimedia content, namely audio, video, still image and other content.	U.S.	Scour, Inc.	Irell & Manella	76/052,419 05/19/00	New Application; Pending
YOUR DIGITAL ENTERTAINMENT UNIVERSE	42: Providing an online multimedia search engine, exchange and portal	U.S.	Scour, Inc.	Irell & Manella	76/052,420 05/19/00	New Application; Pending

EXHIBIT B
DOMAIN NAMES

1	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURMP3S.COM
2	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURTHENET.COM
3	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURIMAGES.COM
4	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURVIDEO.COM
5	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURMOVIES.COM
6	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURIMAGE.COM
7	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURFILMS.COM
8	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURAUDIO.COM
9	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURVIDEOS.COM
10	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURSTREAMS.COM
11	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURMAIL.COM
12	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURSMB.COM
13	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURCONCERTS.COM
14	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURWEB.COM
15	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	MYCASTER.COM
16	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURBANDS.COM
17	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	MYCASTER.ORG
18	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURPAD.COM
19	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURFTP.COM
20	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	MYCASTER.NET
21	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURARTISTS.COM
22	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURMUSICVIDEOS.COM
23	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURPOWER.COM
24	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURCHAT.COM
25	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	MYSCOUR.COM
26	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURMOVIETRAILERS.COM
27	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURSTORE.COM
28	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOUR.NET
29	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	FILEQUEST.COM
30	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOUR.COM
31	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURFREEDOM.NET
32	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOUREXCHANGE.ORG
33	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	MYLISTEN.COM
34	Scour, Inc.	10982 Roebling Ave., #433, Los Angeles, CA 90024	SCOUREXCHANGE.COM
35	Scour, Inc.	10982 Roebling Ave., #433, Los Angeles, CA 90024	SCOURMUSIC.COM
36	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURFREEDOM.COM
37	Scour, Inc.	10982 Roebling Ave., #433, Los Angeles, CA 90024	SCOURTV.COM
38	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	MYLISTEN.ORG
39	Scour, Inc.	10982 Roebling Ave., #433, Los Angeles, CA 90024	SCOURRADIO.COM
40	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURNET.COM
41	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURNETWORKS.COM
42	Scour, Inc.	10982 Roebling Ave., #433, Los Angeles, CA 90024	PHANTOMCAST.COM
43	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURFREEDOM.ORG
44	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURNETWORKS.ORG
45	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	MYLISTEN.NET
46	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOURNETWORKS.NET
47	Scour, Inc.	345 Maple Drive, Suite 285, Beverly Hills, Ca 90210	SCOUREXCHANGE.NET

Schedule 2.02(f)
The Executory Contracts

1.
Consulting Agreement with Redline Games.

2.
Software Development Services Agreement with Systems Design Solutions, Inc., dated April 18, 2000.

Schedule 2.02(h)
Permits

    None.

Schedule 2.03
Excluded Assets

    All tangible Assets set forth on Exhibit C attached hereto and incorporated herein by this reference.

Schedule 6.07
Invention Assignment Confirmations

  A.
  Specific Present and Former Employees.

John Morgan	Ilya Haykinson	Chris Baldwin
Franklin Wise	Evan Tsang	Sun Hong
Marty Ross	Antony Nguyen	Richard Juliano
Tom Ramsdell	Vince Busam	Michael Liang
Bruce Nagy	Craig Grossman	Dony Ang
Dan Rodrigues	Jason Droege	James Feick
Kevin Smilak	Travis Kalanick	Gene Hightower
Michael Todd	Amelia Lee	Jonathan Twaddell
Ruben Sandoval
  B.
  Specific Present and Former Consultants.

    Redline Games

    Systems Design Solutions, Inc.

    James E. Anhalt III

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ASSET PURCHASE AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE OF ASSETS
ARTICLE III CLOSING
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SCOUR
ARTICLE V REPRESENTATIONS AND WARRANTIES OF CSCC
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS TO THE CLOSING
ARTICLE VIII TERMINATION
ARTICLE IX GENERAL PROVISIONS
SCHEDULES TO THE ASSET PURCHASE AGREEMENT BY AND BETWEEN CENTERSPAN COMMUNICATIONS CORPORATION AND SCOUR, INC. DATED AS OF DECEMBER 18, 2000
Schedule 2.02(a) The Software
Schedule 2.02(b) Software Tools and Environment
Schedule 2.02(c) The Documentation
Schedule 2.02(d) The Prototypes
Schedule 2.02(e) Intellectual Property
EXHIBIT A SCOUR, INC.
EXHIBIT B DOMAIN NAMES
Schedule 2.02(f) The Executory Contracts
Schedule 2.02(h) Permits
Schedule 2.03 Excluded Assets
Schedule 6.07 Invention Assignment Confirmations